Exhibit 99.1

It’s been quite the summer here at Arcimoto. We’re here with all the latest news, including details on our recent corporate restructuring, news on upcoming demo drive events, and the launch of our new Arcimoto Design Studio, featuring new FUV colors, accessories, and more. Let’s jump right in.

First, Q3 was another record quarter for Arcimoto, with 150 vehicles produced and 74 customer vehicles delivered, representing an approximately 80 percent increase in customer vehicles delivered compared to Q2. Please note that these are unaudited numbers and are subject to change prior to the release of our Q3 2022 10-Q in November. This was a direct result of a heavy lineup of summer demo drive events like Fully Charged Live in San Diego, and Electrify Expos in Long Beach, CA., Seattle, and Long Island, NY, as well as increased summer rental programs and an improved sales conversion process. We continue to see strong sales with an increase in “butts in seats,” the FUV being a totally new kind of experience that must be driven to be believed. If you’re ready to take a drive yourself, take a look at our upcoming Event Calendar, with stops in Miami, Los Angeles, and Austin, TX.

More good news: we relaunched the Arcimoto Design Studio, with a number of new improvements, including new FUV paint and vinyl colors, new seat colors, as well as new accessories, including a front-seat Commuter Pouch, a backseat Cargo Bag, and a backseat Organizer. In the coming weeks, we’ll also unveil limited edition, seasonal vinyl wraps that add even more fun to the FUV. Head over to Design.arcimoto.com to begin building your FUV today.

And if you do begin building, you’ll be pleased to know that our finance partner FreedomRoad Financial will be offering a special 1.99% APR* financing for 36 months to qualified customers for the entire month of October. With a low starting price, rebates and incentives, and now a monthly payment rate that rivals what some spend per month on gas, the FUV is the easiest and most affordable way to start driving electric today. Head over to Arcimoto.com/finance for a list of all our financing partners.

For our customers in Oregon, we are excited to share that current owners and new buyers of the 2022 FUV automatically qualify for the $2,500 Clean Vehicle rebate, and may qualify for an additional $5,000 via the Charge Ahead Rebate, for a potential total savings of $7,500. You can learn more about these rebates and how to apply at Goelectric.oregon.gov/incentives-rebates.

Arcimoto vehicles are currently available in California, Oregon, Washington, Nevada, Arizona, and Florida, with first Hawai’i deliveries slated to begin in Q1 2023—Hawai’i rentals are available now at Arcimoto Honolulu, our first Hawai’i experience center. Reserve one today for a one-of-a-kind island experience.

*	APR = Annual Percentage Rate. This finance promo is for new, untitled 2022 Arcimoto models only. Financing offer available through FreedomRoad Financial (FRF), a loan production office of Evergreen Bank Group, Member FDIC. Annual Percentage Rate (APR) of 1.99% for 36-month term and $0 down payment offer is available to qualified applicants only. Sample monthly loan payment on loan amount $10,000.00 for 36 months at 1.99% would be payments of $286.38 per month. Not all buyers will qualify and if approved may receive a higher rate, depending on credit score. Where zero down dollars is indicated, it is available for well-qualified applicants with approved credit. Some buyers will require a down payment in order to receive credit approval. Subject to model availability and dealer participation. Subject to credit approval by FRF. Financing offer can change or terminate at any time without prior notice. Offer valid October 1 to October 31, 2022. Finance offer valid through authorized Arcimoto dealers only. Please see your authorized dealer for all program details.

A very important note to Arcimoto shareholders. If you are a shareholder as of October 3, you have the right to vote at our upcoming special shareholder meeting on issues surrounding fundraising and the company’s future. The meeting is scheduled for October 28, and you can expect Proxy Vote instructions in your email inbox prior to October 18. Please take a moment when that email arrives to vote and make your voice heard at this critical juncture in company history. Oh, and before we forget, our friends at SRAX are giving away a free FUV as part of the SRAX Arcimoto Sweepstakes this month. Head on over to Fuvsweepstakes.srax.com to enter!

Some more exciting news from Tilting Motor Works. After a phenomenal showing at the Sturgis Motorcycle Rally in August, TMW is back home and preparing to move to the RAMP! The new TMW Production Facility will be housed in the building formerly known as E1, nearly double the footprint of the previous facility. Now fully connected to the RAMP, this will allow forklifts easy access, improving part delivery and the shipping process for completed TRiO kits. With larger production capacity, we look forward to more great news out of TMW this quarter, and beyond.

Finally, we made the difficult decision last week to begin a strategic restructuring with the goal to focus operations on immediate revenue-driving programs such as FUV consumer sales, Deliverator fleet sales, and rentals in key markets. At this time of market and supply chain challenges, we must be laser-focused on projects that are most critical to our mission with the most immediate revenue potential. To that end, we made the decision to cut 32 percent in payroll expenses through a combination of temporary furloughs and permanent workforce reductions at the end of the quarter.

Specifically, we have paused development activity on the Mean Lean Machine. Through our own market research and feedback from valued partners, we have identified additional requirements for MLM development. We will be taking Q4 to reevaluate the project, incorporating new features alongside those requirements, with the intent to open up the product to a broader market. We plan to resume Mean Lean Machine development in 2023.

Since the very beginning, Arcimoto has been powered by our friends, our customers, our investors, and our partners with whom we share the vision of a truly sustainable transportation system. None of this would be possible without your support. Thank you, and we look forward to seeing you soon!

Take care, and see you on the road!

Team Arcimoto